Exhibit 10.13

THIRD AMENDMENT
TO THE
WEINGARTEN REALTY INVESTORS
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

WHEREAS, Weingarten Realty Investors (the “Sponsor”) adopted the Weingarten Realty Investors Supplemental Executive Retirement Plan (the “Plan”), adopted September 1, 2002; and

WHEREAS, the Sponsor desires to amend the Plan to clarify that amounts which in prior years have been electively deferred by certain Participants are to be treated as a separate benefit;

NOW, THEREFORE, the Sponsor amends the Plan as follows:

Effective January 1, 2004, Article III, Section 3.1 of the Plan is amended by the addition of the following paragraph:

The Administrator shall maintain a Deferral Contribution Account for each Participant who has made elective deferrals to the Plan. The initial balance in each Deferral Contribution Account shall be determined, as of December 31, 2003, by the Administrator. Each Deferral Contribution Account shall be adjusted thereafter to reflect interest at the rate specified in Section 5.2(b), distributions and any other appropriate adjustments as administratively determined in the discretion of the Administrator. A Participant shall be entitled to the amount credited to the Participant’s Deferral Contribution Account in addition to the Supplemental Benefit provided hereunder. A Participant’s Deferral Account shall not be considered part of such Participant’s funded Supplemental Benefit for purposes of determining the amount of Employer Credits under this Section 3.1, but shall be payable at the time a Participant’s Supplemental Benefit is payable.

IN WITNESS WHEREOF, the Sponsor has executed this instrument this 22 day of October, 2004.

Weingarten Realty Investors

By:  /s/ Stephen Richter
                                             Title:  SR VP, CFO